Filed pursuant to Rules 424(b)(3)
Registration No. 333-105070

PROSPECTUS SUPPLEMENT
NO. 6
(TO PROSPECTUS DATED AUGUST 13, 2003, AS SUPPLEMENTED
ON AUGUST 28, 2003, SEPTEMBER 16, 2003, SEPTEMBER 25, 2003, OCTOBER 2, 2003 AND
OCTOBER 20, 2003)

$300,000,000

Sierra Pacific Resources

7¼% Convertible Notes due 2010
and
Shares of Common Stock Issuable
upon Conversion of the Note.

     This Prospectus Supplement No. 6 supplements our prospectus dated August 13, 2003 (as supplemented by Prospectus Supplement No. 1 dated August 28, 2003, Prospectus Supplement No. 2 dated September 16, 2003, Prospectus Supplement No. 3 dated September 25, 2003, Prospectus Supplement No. 4 dated October 2, 2003 and Prospectus Supplement No. 5 dated October 20, 2003), relating to the resale by the holders of our 7¼% convertible notes due 2010 and shares of our Common Stock issuable upon conversion of the notes.

     This Prospectus Supplement No. 6 is incorporated by reference into, and should be read in conjunction with, the prospectus dated August 13, 2003 (as supplemented on August 28, 2003, September 16, 2003, September 25, 2003, October 2, 2003 and October 20, 2003).

     The following sets forth information as of the date of this Prospectus Supplement No. 6 about the principal amount at maturity of the notes and the shares of our Common Stock issuable upon conversion of the notes owned by the selling securityholders set forth below that may be offered using this Prospectus Supplement No. 6.

SELLING SECURITY HOLDERS

     The table below sets forth additional selling security holders for the table on pages 41-42 of the prospectus.

			Number of Shares
	Principal Amount of		of Common Stock	Percentage
	Notes Beneficially	Percentage of	Beneficially Owned	of
	Owned and Offered	Notes	and Offered	Common Stock
Name and Relationship, if any (1)	Hereby	Outstanding	Hereby (2)	Outstanding

JP Morgan Securities, Inc.	$34,425,000	11.5%	7,544,710	4.1%
Windmill Master Fund, LP	$5,000,000	1.7%	1,095,819	*

     The table below sets forth updated information regarding the selling security holders listed on the table on pages 41-42 of the prospectus.

			Number of Shares
	Principal Amount of		of Common Stock	Percentage
	Notes Beneficially	Percentage of	Beneficially Owned	of
	Owned and Offered	Notes	and Offered	Common Stock
Name and Relationship, if any	Hereby	Outstanding	Hereby (1)	Outstanding (2)

Merrill Lynch Pierce Fenner and Smith, Inc.	$3,000,000	1.0%	657,491	*
Unknown(3)	$34,126,000	11.4%	7,479,180	4.1%

*	Less than 1%

(1)	The above table does not currently include all of the security holders of the notes. We will use additional prospectus supplements to identify missing security holders not included above before those security holders make any offers or resales of the subject securities.

(2)	Assumes conversion of all of the holders’ notes at a conversion price at $4.5628 per share of common stock. The conversion price will be subject to adjustment as described under “Description of Notes – Conversion Rights” in our prospectus dated August 13, 2003 (as supplemented on August 28, 2003, September 16, 2003, September 25, 2003, October 2, 2003 and October 20, 2003). As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	The name “Unknown” represents the remaining selling security holders. We are unable to provide the names of these security holders because these notes are currently evidenced by a global note which has been deposited with DTC and registered in the name Cede & Co., as DTC’s nominee, and we have been unable to determine the beneficial owners of these notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 6. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is October 27, 2003